EXHIBIT 23.1

CONSENTOFINDEPENDENTREGISTEREDPUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1A of our report dated April 15, 2025 of Elite Performance Holdings Corp. relating to the audits of the consolidated financial statements as of and for the periods ended December 31, 2024 and 2023 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

www.mkacpas.com

The Woodlands, Texas

April 25, 2025